A320 / A330 PA – LATAM – Amdt. No.29 Page 1 of 41 AMENDMENT No.29 to the A320 / A330 PURCHASE AGREEMENT between AIRBUS S.A.S. and LATAM AIRLINES GROUP S.A. Reference: CT1242567

A320 / A330 PA – LATAM – Amdt. No.29 Page 41 of 41 This Amendment No.29 has been executed in two (2) original specimens which are in English. IN WITNESS WHEREOF this Amendment No.29 to the Agreement was duly entered into the day and year first above written. For and on behalf of For and on behalf of LATAM AIRLINES GROUP S.A. AIRBUS S.A.S. Name : Name : Title : Title : LATAM AIRLINES GROUP S.A. Name : Title : DocuSign Envelope ID: 94459E4E-FDB4-444D-B6BF-8481A1EF872C Authorised Signatory Andrés Del Valle Authorised Signatory Sebastián Acuto

This Amendment No.29 has been executed in two (2) original specimens which are in English. IN WITNESS WHEREOF this Amendment No.29 to the Agreement was duly entered into the dayand year first above written. For and on behaif of For and on behaif of LATAM AIRLINES GROUP SA. AIRBUS S.A.S. Name Name Olivier Marty Titie Title : Vice Presjdent Contracts LATAM AIRLINES GROUP SA. Name Titie A320 / A330 PA — LATAM — Amdt. No.29 Page 41 of 41